Exhibit 10.12

2014

EXECUTIVE

SHORT TERM INCENTIVE PLAN

Approved February 27, 2014

(Final review w/Meridian 2/6/14)

 Original Plan Adopted January 28, 2010

Objectives

Primary objectives of the executive short-term incentive Plan are to motivate and reward executives for achieving specific Bank, department and individual goals that support the Company’s strategic plan.

Participants

CEO and EVPs are eligible to participate.  The participants are recommended by CEO and approved by the Compensation Committee of Berkshire Hills Bancorp, Inc.

Incentive Opportunity

Each participant will have a target incentive opportunity defined as a percentage of base salary.  Targets are based on competitive market practice for each role.  Targets are reviewed and updated as appropriate in conjunction with regular market reviews.

Tier	Incentive Opportunity (% of Base Salary)
CEO	50%
EVP	35%

Trigger/Gate

Performance below 75% of Core Net Income target will result in the plan not being funded for that year.  Once the trigger/gate is achieved, the plan payouts will be determined based on performance measures as defined below.

Performance Measures

Incentive awards paid reflect a combination of the corporate financial performance, strategic plan implementation and individual performance.  Corporate financial results and achievement of the strategic business plan funds the incentive awards as follows:

The Corporate Financial Performance Scorecard result is determined formulaically based on achievement of predefined performance goals. The Strategic Plan multiplier (+/- 15%) will be determined by the Compensation Committee based on its assessment of executives’ achievement of strategic goals during the year. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.

Individual performance is measured in a “holistic” approach based on each participant’s individual scorecard, overall achievements and manager discretion.

Once the pool is determined, the individual awards are allocated to reflect individual performance provided total awards do not exceed the Funded Pool and Individual awards do not exceed 200% of target.

The table on the following page shows the Corporate Financial Performance Scorecard measures which will be used to determine the executive incentive pool for 2014. Each corporate performance measure is treated independently and performance between threshold, target and stretch will be interpolated to reward incremental performance.  Performance below threshold will result in no award for that component.

BERKSHIRE BANK 2014 CORPORATE FINANCIAL PERFORMANCE SCORECARD

Performance Measure	Definition*	Weight	Threshold (funds 50% of award/pool)	Target (funds 100% of award/pool)	Stretch (funds 150% of award/pool)
Core Earnings	Total Core Net Income	50%	$38,100,000	$42,330,000	$46,560,000
Expense Management	Annual Core Efficiency Ratio	25%	67%	65%	63%
Asset Quality	Criticized Assets (Tier 1 + ALLL)	25%	38%	36%	34%
X

Strategic Plan Multiplier: The Compensation Committee has the discretion to modify the pool +/- 15% based on the level of achievement of strategic goals. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.

*All financial measures are adjusted to reflect core operations and one time and/or extraordinary items are excluded.

Payout

Awards are calculated based on actual performance at the end of the year.  Results of the Corporate Financial Performance Scorecard and Strategic Plan Multiplier will be used to determine the incentive pool funding.  Achievement of strategic goals and overall risk are assessed and determined by the Committee.

The Compensation Committee (with input from the CEO for his reports) determines the incentive awards to reflect individual performance based on achievements of individual goals and a holistic assessment of overall performance.

Total awards should not exceed the pool and individual awards should not exceed 200% of the executive’s original target.  Payouts will be made in cash within 75 days after the closing of Bank financials each year.

EXAMPLE

For the illustration, we assume an executive with $100k target incentive opportunity.

1.              The first step will evaluate performance based on the Corporate Scorecard and Strategic Plan achievement. The result of the Corporate Scorecard and Strategic Plan Modifier determines the pool of incentives available for distribution to all executives.

In the illustration below the funding is calculated as:

•                  Core Net Income (50% x 100% performance) + Efficiency Ratio (25% x 115%) + Criticized Assets (25% x130%) = 111.25% funding for Corporate Financial Performance.

Upon the Committee’s review of strategic plan achievements and in consideration of overall risk, a Strategic Plan Multiplier is determined to be 108%.

As a result, he total funding of the incentive pool is 111.25% x 108% = 120%.

The pool is the sum of all the total incentives for the top executives.

2.              Individual performance is considered to determine the actual award.  Individual performance can adjust the incentive award up or down, although total awards cannot exceed the pool and no single award should exceed 200% of target (e.g. $200k for our example).

•                  If the executive did not meet all goals, the award may be less than target.

•                  If the executive exceeded all goals, the award may be higher than target.

•                  The executive’s award cannot exceed $200k (200% of $100,000 target incentive opportunity)

TERMS AND CONDITIONS

Eligibility/Participation

CEO and EVPs are eligible to participate in the Executive Short-Term Incentive Plan (“EIP”).  The Compensation Committee of the Board of Directors of Berkshire Hills Bancorp, Inc. (the “Company”) approves participants based on recommendations from the CEO.  Participants must be employed or promoted by October 1st of the plan year and actively employed on the payout date to receive an award. In the event that an individual, who is due an incentive payout under the plan terminates their employment with the Bank between January 1, 2015 to the date the incentive is paid, that individual’s incentive will be included in the pool and allocated to other participants of the plan.

Payouts

Once the plan funding is known, actual awards will be determined based on individual performance.  Awards are scheduled to be paid no later than March 15 after determining Berkshire’s financial results for the previous year.  Payouts are pro-rated based on date of hire or promotion after March 31.

Effective Date

This Plan is effective January 1, 2014 for the performance period of January 1, 2014 to December 31, 2014 and shall continue thereafter until modified by the Compensation Committee.  The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with Berkshire’s objectives.  Berkshire’s Compensation Committee retains the right as described below to amend, modify or discontinue the Plan at any time during the specified period.  The Plan will remain in effect until earned incentive compensation is paid to participants.

Plan Authorization and Oversight

This Plan is authorized by the Compensation Committee of the Board of Directors.  The Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee and/or Board of Directors will be final and binding.  The Compensation Committee may, in its sole discretion, terminate or modify any aspect of the Plan.  However, no Plan amendment or termination will adversely affect an outstanding award.

Plan Changes or Discontinuance

Berkshire has developed the Plan on the basis of existing business, market and economic conditions; current philosophy and staff assignments. If substantial changes occur that affect these conditions, philosophy, assignments, or forecasts, Berkshire may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time.  The Compensation Committee may, at its sole discretion, waive, change or amend any of the Plan features as it deems appropriate.

Termination of Employment

If a Plan participant is terminated by the Company or resigns, no incentive award will be paid.  (See exception for death, disability and retirement below.)

Death, Disability and Retirement

In the event of Death, Disability and Retirement, the Committee may, in its sole discretion, approve a pro rata payout to such Participant.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of the Plan or any questions as to the correct interpretation of any information contained therein, the interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject a participant to disciplinary action up to and including termination of employment.  In addition, any incentive compensation under the Plan to which the participant would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to Berkshire, will upon termination of employment, death, or retirement, forfeit any incentive award or payment earned during the Plan year in which the termination occurred.

Withholding of Taxes

Incentive awards will be subject to applicable federal (including FICA), state and local tax withholding requirements.  The Bank shall have the right to deduct from the incentive awards paid in cash or from other wages paid to the participant any federal, state or local taxes required by law to be withheld with respect to such incentive awards.  In the case of incentive awards paid in Bank stock, the Bank may require the participant or other person receiving such shares to pay to the Bank the amount of any such taxes that the Bank is required to withhold with respect to such awards, or the Bank may deduct from other wages paid by the Bank the amount of any withholding taxes due with respect to such awards.  If the Compensation Committee so permits, a participant may elect to satisfy the Bank’s income tax withholding obligation, with respect to awards paid, in Bank stock by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities.  The election must be in a form and manner prescribed by the Compensation Committee.

Clawback

In the event the Company or Berkshire Bank (the “Bank”) is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws as a result of misconduct (as determined by the members of the Board of Directors who are considered “independent” for purposes of the listing standards of the NYSE), of the each of the executive officers and any other person who intentionally engaged in the misconduct that created the necessity of the accounting restatement, shall reimburse the Bank for part of or the entire incentive award made to such executive officer or person on the basis of having met or exceeded specific targets for such performance period.  For purposes of this policy, (i) the term “incentive awards” means awards under this Plan, the amount of which is determined in whole or in part upon specific performance targets relating to the financial results of the Company; and (ii) the term participants means the CEO and his direct reports, who are eligible to participate in this Plan.

Risk

In order to help insure the Company’s safety and soundness, the committee reserves the right to modify or adjust payments to reflect material regulatory findings and/or asset quality deterioration. A portion of the company’s strategic plan modifier concerns asset quality soundness. A review/comparison of the company’s asset quality results vs. trends, tolerance level ranges and the peer group will be provided to the committee prior to payout.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Berkshire, nor will the Plan interfere with the right of Berkshire to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between executives and Berkshire is one of at-will employment. The Plan does not alter the relationship.

The Plan and the transactions and payouts hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Massachusetts.